                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                October 24, 2001
              ----------------------------------------------------
                Date of Report (Date of earliest event reported)


                          ESSENTIAL THERAPEUTICS, INC.
      ---------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

              DELAWARE                             0-28006                            94-3186021
-----------------------------------         ----------------------            -------------------------
  (State or Other Jurisdiction of                (Commission                        (IRS Employer
           Incorporation)                        File Number)                    Identification No.)


                       1365 Main Street, Waltham, MA 02451
        -----------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (781) 647-5554
      --------------------------------------------------------------------
              (Registrant's telephone number, including area code)


   Microcide Pharmaceuticals, Inc., 850 Maude Avenue, Mountain View, CA 94043
      --------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

         This Form 8-K/A amends Essential Therapeutics, Inc.'s Current Report on

Form 8-K dated October 24, 2001, filed on November 8, 2001 ("Essential's
                                                            ------------
Initial Report"), to include Item 7(a) Financial Statements of Business
--------------
Acquired, and Item 7(b) Pro Forma Financial Information.



Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

         This Item 7 amends and restates in its entirety Item 7 in Essential's Initial Report.

(a)      Financial Statements of Business Acquired.


           INDEX TO FINANCIAL STATEMENTS OF THE ALTHEXIS COMPANY, INC.

                                                                              Page
                                                                              ----
Report of Independent Auditors..............................................    3
Balance Sheets as of December 31, 2000 and 1999 and September 30, 2001
 (unaudited)................................................................    4
Statements of Operations for the years ended December 31, 2000 and 1999, the period October 1, 1998 (date of inception) to December 31, 1998 and
 the nine months ended September 30, 2001 and 2000 (unaudited)..............    5
Statements of Stockholders' Equity for the years ended December 31, 2000 and 1999, the period October 1, 1998 (date of inception) to December 31,
 1998 and the nine months ended September 30, 2001 (unaudited)..............    6
Statements of Cash Flows for the years ended December 31, 2000 and 1999, the period October 1, 1998 (date of inception) to December 31, 1998 and
 the nine months ended September 30, 2001 and 2000 (unaudited)..............    7
Notes to Financial Statements...............................................    8

                         Report of Independent Auditors

Board of Directors and Stockholders
The Althexis Company, Inc.

   We have audited the accompanying balance sheets of The Althexis Company, Inc. (the "Company") as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period October 1, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Althexis Company, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and for the period October 1, 1998 (date of inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Boston, Massachusetts
March 16, 2001

                           THE ALTHEXIS COMPANY, INC.

                                 BALANCE SHEETS

                                                      December 31,
                                                  --------------------- September 30,
                                                     1999       2000       2001
                                                  ---------- ---------- -------------
                                                                         (unaudited)
                   Assets

Current assets:
  Cash and cash equivalents..................     $1,548,218 $1,534,336 $  343,416
  Accounts receivable:
    Collaborative partner....................      1,250,000  1,250,000    625,000
    Other....................................         86,568     62,118    115,184
                                                  ---------- ---------- ----------
                                                   1,336,568  1,312,118    740,184
  Prepaid expenses...........................        545,245    163,063    232,458
                                                  ---------- ---------- ----------
Total current assets.........................      3,430,031  3,009,517  1,316,058
Equipment, net...............................        783,494  1,145,896  1,360,341
Other assets.................................         50,700     52,806     58,568
                                                  ---------- ---------- ----------
Total assets.................................     $4,264,225 $4,208,219 $2,734,967
                                                  ========== ========== ==========
    Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable and accrued expenses......     $  110,111 $   48,364 $1,476,062
  Deferred license fee revenue...............        666,667    666,667    167,222
  Note payable...............................        130,375    244,643    268,185
  Capital lease obligations..................         64,971     86,932     82,244
  Deferred tax liability.....................        145,000    190,000        --
                                                  ---------- ---------- ----------
Total current liabilities....................      1,117,124  1,236,606  1,993,713
Capital lease obligations, less current
 portion.....................................        149,747     59,308        --
Notes payable, less current portion..........        348,823    526,942    322,735
Deferred license fee revenue.................        666,666        --         --
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000
   shares authorized and designated as:
    Series A convertible, 359,885 shares
     authorized, issued and outstanding
     (liquidation value of $1,399,991).......      1,399,901  1,399,953  1,399,953
  Common stock, $0.01 par value; 10,000,000
   shares authorized; 3,600,000 shares issued
   and outstanding at December 31, 1999 and
   2000, 4,181,065 at September 30, 2001.....         36,000     36,000     41,811
Additional paid-in capital...................        235,424    235,424    520,146
Notes receivable from officers...............            --         --    (230,426)
Retained earnings (accumulated deficit)......        310,540    713,986 (1,312,965)
                                                  ---------- ---------- ----------
Total stockholders' equity...................      1,981,865  2,385,363    418,519
                                                  ---------- ---------- ----------
Total liabilities and stockholders' equity...     $4,264,225 $4,208,219 $2,734,967
                                                  ========== ========== ==========

                            See accompanying notes.

                           THE ALTHEXIS COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                            October 1, 1998                                     Nine months ended
                          (date of inception)   Years ended December 31,          September 30,
                            to December 31,     ------------------------    --------------------------
                                 1998              1999          2000          2000           2001
                          -------------------   ----------    ----------    ----------    ------------
                                                                                  (unaudited)
Revenues:
  Collaborative
   research.............      $      --         $3,050,000    $4,050,000    $3,424,996    $ 2,274,442
  License fees..........             --            666,667       666,667       500,000        500,000
  Grant revenue.........             --                --        108,097       108,097            --
                              ----------        ----------    ----------    ----------    -----------
                                     --          3,716,667     4,824,764     4,033,093      2,774,442
Operating expenses:
  Research and
   development..........             --          2,161,945     3,181,839     2,410,476      3,486,218
  General and
   administrative.......         299,703           815,292     1,247,960       596,321      1,474,029
                              ----------        ----------    ----------    ----------    -----------
    Total operating
     expenses...........         299,703         2,977,237     4,429,799     3,006,797      4,960,247
                              ----------        ----------    ----------    ----------    -----------
Operating income
 (loss).................        (299,703)          739,430       394,965     1,026,296     (2,185,805)
Interest income
 (expense), net.........             --             45,813        53,481        44,022        (31,146)
                              ----------        ----------    ----------    ----------    -----------
Income (loss) before
 provision for income
 taxes..................        (299,703)          785,243       448,446     1,070,318     (2,216,951)
Income tax expense
 (benefit)................           --            175,000        45,000       294,000       (190,000)
                              ----------        ----------    ----------    ----------    -----------
Net income (loss).......      $ (299,703)       $  610,243    $  403,446    $  776,318    $(2,026,951)
                              ==========        ==========    ==========    ==========    ===========
Net income (loss) per
 share--basic...........      $    (0.08)       $     0.17    $     0.11    $     0.22    $     (0.55)
Net income (loss) per
 share--diluted.........      $    (0.08)       $     0.17    $     0.10    $     0.19    $     (0.55)
Shares used to compute
 net income (loss) per
 share--basic...........       3,600,000         3,600,000     3,600,000     3,600,000      3,664,048
Shares used to compute
 net income (loss) per
 share--diluted.........       3,600,000         3,675,366     4,122,161     4,099,260      3,664,048


                            See accompanying notes.

                           THE ALTHEXIS COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Series A
                                     Convertible                                                  Retained
                                   Preferred Stock     Common Stock    Additional     Notes       Earnings        Total
                                  ------------------ -----------------  Paid-in    Receivable   (Accumulated   Stockholders'
                                  Shares    Amount    Shares   Amount   Capital   from Officers   Deficit)        Equity
                                  ------- ---------- --------- ------- ---------- ------------- ------------   -------------
Net loss.......................                                                                  $  (299,703)    $  (299,703)
Issuance of common
 stock.........................                      3,600,000 $36,000  $235,424                                     271,424
                                  ------- ---------- --------- -------  --------    ---------    -----------     -----------
Balance at December 31,
 1998..........................                      3,600,000  36,000   235,424                    (299,703)        (28,279)
 Issuance of Series A
  convertible preferred
  stock........................   359,885 $1,399,901                                                               1,399,901
 Net income....................                                                                      610,243         610,243
                                  ------- ---------- --------- -------  --------    ---------    -----------     -----------
Balance at December 31,
 1999..........................   359,885  1,399,901 3,600,000  36,000   235,424                     310,540       1,981,865
 Additional proceeds from
  issuance of Series A
  convertible preferred
  stock........................                   52                                                                      52
 Net income....................                                                                      403,446         403,446
                                  ------- ---------- --------- -------  --------    ---------    -----------     -----------
Balance at December 31,
 2000..........................   359,885  1,399,953 3,600,000  36,000   235,424                     713,986       2,385,363
 Issuance of common
  stock (unaudited)............                        581,065   5,811   284,722    $(230,426)                        60,107
 Net loss (unaudited)..........                                                                   (2,026,951)     (2,026,951)
                                  ------- ---------- --------- -------  --------    ---------    -----------     -----------
Balance at September 30, 2001
 (unaudited)...................   359,885 $1,399,953 4,181,065 $41,811  $520,146    $(230,426)   $(1,312,965)    $   418,519
                                  ======= ========== ========= =======  ========    =========    ===========     ===========


                            See accompanying notes.

                           THE ALTHEXIS COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                           October 1,
                          1998 (date of           Year ended             For the nine months
                          inception) to          December 31,            ended September 30,
                          December 31,   -------------------------   ---------------------------
                              1998           1999           2000        2000            2001
                          -------------  -----------    ----------   ----------     ------------
                                                                            (unaudited)
Operating activities:
Net income (loss).......    $(299,703)   $   610,243    $  403,446   $  776,318     $ (2,026,951)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Depreciation and
   amortization.........          --          71,497       263,530      187,349          251,344
  Deferred tax
   provision............          --         145,000        45,000      294,000         (190,000)
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........      (51,000)    (1,285,568)       23,950      647,449          571,934
    Prepaid expenses and
     security deposits..          --        (578,472)      380,575      286,137          (75,157)
    Deferred license fee
     revenue............          --       1,333,333      (666,667)    (499,445)        (499,445)
    Organization costs..      (17,472)           --            --           --               --
    Note payable........       61,305            --            --           --               --
    Accounts payable and
     accrued expenses...       42,637         67,474       (61,747)      64,900        1,427,698
                            ---------    -----------    ----------   ----------     ------------
Net cash provided by
 (used in) operating
 activities.............     (264,233)       363,507       388,087    1,756,708         (540,577)
Investing activity:
Purchase of equipment...          --        (603,806)     (625,932)    (575,906)        (465,790)
                            ---------    -----------    ----------   ----------     ------------
Net cash used in
 investing activity.....          --        (603,806)     (625,932)    (575,906)        (465,790)
Financing activities:
Issuance of Series A
 convertible preferred
 stock..................          --       1,399,901            52           52              --
Issuance of common
 stock..................      271,424            --            --           --            60,107
Proceeds from equipment
 loan...................          --         479,198       453,283          --               --
Payments on notes
 payable................          --             --       (151,566)     (93,031)        (180,664)
Payments on capital
 lease obligations......          --         (36,468)      (77,806)     (55,459)         (63,996)
Payment on notes payable
 to stockholders........          --         (61,305)          --           --               --
                            ---------    -----------    ----------   ----------     ------------
Net cash provided by
 (used in) financing
 activities.............      271,424      1,781,326       223,963     (148,438)        (184,553)
                            ---------    -----------    ----------   ----------     ------------
Net increase (decrease)
 in cash................        7,191      1,541,027       (13,882)   1,032,364       (1,190,920)
Cash at beginning of
 period.................          --           7,191     1,548,218    1,548,218        1,534,336
                            ---------    -----------    ----------   ----------     ------------
Cash at end of period...    $   7,191    $ 1,548,218    $1,534,336   $2,580,582     $    343,416
                            =========    ===========    ==========   ==========     ============
Noncash investing and
 financing activities:
Equipment acquired under
 capital lease..........    $     --     $   251,185    $      --    $      --      $        --
Notes received for
 common stock...........          --             --            --           --           230,426
Cash paid for:
  Interest..............          --          21,967        87,445       69,969           76,706
  Income taxes..........          --          92,574        50,456       50,456           25,000

                            See accompanying notes.

                           THE ALTHEXIS COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
              December 31, 2000 and September 30, 2001 (unaudited)

1. Basis of Presentation

 The Company

   The Althexis Company, Inc. (the "Company") was formed on October 1, 1998 as a limited liability company and converted to a corporation on December 31, 1998. Althexis is a biopharmaceutical company committed to the discovery, development and commercialization of new medicines to treat human diseases. The Company's discovery approach is centered on the use of structure-based drug design ("SBDD"), a powerful method of drug discovery that exploits atomic-level information about potential disease targets.

 Interim Financial Information

   The financial information and related notes at September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are unaudited, but, in the opinion of management, have been prepared on the same basis as the annual financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for such periods. Operating results for the nine months ended September 30, 2001 may not be indicative of the results for the year end December 31, 2001.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Significant Accounting Policies

 Equipment

   Equipment is recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the equipment, which varies from three to seven years.

 Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash equivalents and accounts receivable. The Company places its cash equivalents with high credit quality financial institutions and, by policy, limits the credit exposure to any one financial instrument. Accounts receivable are primarily limited to amounts due from collaborators.

 Revenues

   The Company recognizes revenue under collaborative agreements as certain milestones are achieved or license fees and research support payments are earned. Federal grant revenues are recognized when reimbursable expenditures are incurred for the grant.

   Revenue is deemed earned when all of the following have occurred: all obligations of the Company relating to the revenue have been met and the earning process is complete; the monies received or receivable are not refundable, irrespective of research results; and there are neither future obligations nor future milestones to be met by the Company with respect to such revenue.

                           THE ALTHEXIS COMPANY, INC.

              December 31, 2000 and September 30, 2001 (unaudited)


   Initial license fees are deferred and amortized over the period in which the Company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in each contract. Research support payments are recognized over the period in which qualified research activities are undertaken. Milestone payments are recognized as revenue in the period in which the parties agree that the milestone has been achieved.

 Stock Compensation Arrangements

   The Company applies the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). These provisions require the Company to disclose pro forma net income
(loss) amounts as if compensation expense related to grants of stock options were recognized based on their fair value.

   As permitted under SFAS 123, the Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, Accounting for Stock Issues to Employees ("APB 25"). Because the exercise price of options granted during 2000 and 1999 equals the fair value of the underlying stock on the date of grant and the number of options is fixed, no compensation expense is required under APB 25.

 Income Taxes

   Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

 Segment Information

   The Company is engaged in the development and commercialization of novel antibiotic drugs. The Company manages its business and operations as one segment. There are no revenues to date for any potential products and the Company's assets are not identifiable to any one potential product.

3. Earnings Per Share

   Basic net income (loss) per share represents net income divided by the weighted average shares of common stock outstanding during the period. Diluted net income (loss) per share includes the effect of all dilutive, potentially issuable common shares using the treasury stock method. The difference between basic and diluted shares used in the computation of net income (loss) per share is as follows:

                                                              Nine months ended
                                 Years ended December 31,        September 30,
                               ----------------------------- -------------------
                                 1998      1999      2000      2000      2001
                               --------- --------- --------- --------- ---------
                                                                 (unaudited)
   Weighted average number of
    common shares outstanding
    used in computing basic
    net income (loss) per
    share....................  3,600,000 3,600,000 3,600,000 3,600,000 3,664,048
   Effect of dilutive
    securities:
     Convertible preferred
      stock..................        --      7,888   359,885   359,885       --
     Warrants................        --        157     3,961     3,375       --
     Options.................        --     67,321   158,315   136,000       --
     Restricted stock........        --        --        --        --        --
                               --------- --------- --------- --------- ---------
   Weighted average number of
    common shares used in
    computing diluted net
    income (loss) per share..  3,600,000 3,675,366 4,122,161 4,099,260 3,664,048
                               ========= ========= ========= ========= =========

                           THE ALTHEXIS COMPANY, INC.

                December 31, 2000 and September 30, 2001 (unaudited)


4. Equipment

   Equipment consists of the following:

                                                              December 31,
                                                           --------------------
                                                             1999       2000
                                                           --------  ----------
   Laboratory equipment................................... $692,220  $1,257,369
   Office and computer equipment..........................  162,771     223,554
                                                           --------  ----------
                                                            854,991   1,480,923
   Less accumulated depreciation..........................  (71,497)   (335,027)
                                                           --------  ----------
                                                           $783,494  $1,145,896
                                                           ========  ==========

5. Lease Commitments

   The Company leases its facility under an operating lease that expires at the end of 2002. The Company also leases certain of its equipment under a noncancelable capital lease that requires the Company obtain a letter of credit to secure the lease obligation. Future minimum lease payments under noncancelable leases as of December 31, 2000 are as follows:

                                                             Capital   Operating
                                                             --------  ---------
     2001................................................... $102,432  $218,400
     2002...................................................   62,316   218,400
                                                             --------  --------
   Total minimum lease payments.............................  164,748  $436,800
                                                                       ========
   Less amounts representing interest.......................  (18,508)
                                                             --------
                                                              146,240
   Less amounts currently due...............................  (86,932)
                                                             --------
                                                             $ 59,308
                                                             ========

   Under the facility lease, the Company is required to pay to the lessor real estate taxes and all related utility expenses. Rent expense amounted to $223,314, $130,298 and $0 in 2000, 1999 and 1998, respectively.

   At September 30, 2001, the Company was committed to purchase $176,000 of laboratory equipment under a capital lease facility.

6. Notes Payable

   In November 1999, the Company entered into a master loan agreement for the purpose of financing the purchase of equipment. In December 1999, an initial loan of $479,198 was obtained through the issuance of a note payable monthly with interest at 12.4% through May 2003. In October 2000, a second note payable was issued for the purchase of equipment totaling $453,283. That note is payable monthly with interest at 12.2% through March 2004. Both notes are secured by the related equipment. Annual maturities of the notes are as follows: $244,643 in 2001, $276,524 in 2002, $211,633 in 2003 and $38,785 in
2004.

7. Collaboration Agreement

   On December 24, 1998, the Company entered into a Collaboration Agreement (the "Collaboration Agreement") with PLIVA Pharmaceuticals, Inc. ("PLIVA") to combine PLIVA'S scientific, drug development and financial resources with the Company's unique expertise and experience in SBDD in order to discover,

                           THE ALTHEXIS COMPANY, INC.

                December 31, 2000 and September 30, 2001 (unaudited)

select, develop and commercialize novel antibiotic drugs worldwide. The Company agreed to undertake certain research (the "Research Plan") and license the resulting technology to PLIVA. PLIVA agreed to license certain of its technology to the Company and received the right to commercialize any resulting products. Under the Collaboration Agreement, the Company may receive up to $14.4 million in license fees, research support and milestone payments over the three-year term of the Research Plan. The Research Plan may be extended by mutual consent of both parties.

   In January 1999, the Company received a $2,000,000 initial license fee that is being recognized over the Research Plan term as license fees revenue in the accompanying statement of operations. In January 1999, the Company began receiving $7.5 million of research support payments ratably over the term of the Research Plan. In 1999 and 2000, the Company also earned $550,000 and $1,550,000, respectively, in milestone payments that have been reflected as collaborative research revenue in the accompanying statement of operations.

8. Prepaid Expenses

   Prepaid expenses consist of the following:

                                                                 December 31,
                                                               -----------------
                                                                 1999     2000
                                                               -------- --------
   Rent....................................................... $223,316 $    --
   Software license fees......................................  168,326   63,683
   Research expenses..........................................   54,880   25,000
   Professional fees..........................................   75,194      --
   Insurance..................................................    8,807   13,766
   Taxes......................................................      --    47,437
   Other......................................................   14,722   13,177
                                                               -------- --------
                                                               $545,245 $163,063
                                                               ======== ========

9. Income Taxes

   From inception through December 31, 1998, the Company was taxed under the partnership provisions of the Internal Revenue Code. As such, the members of the Company were required to report their respective shares of the Company's taxable loss through that date on their respective income tax returns. Accordingly, no provision for federal or state income taxes has been made in the 1998 financial statements.

   Federal and state income tax expense consisted of the following:

                                                                  Years ended
                                                                  December 31,
                                                                ----------------
                                                                  1999    2000
                                                                -------- -------
   Current:
     Federal................................................... $ 30,000 $   --
                                                                -------- -------
                                                                  30,000     --
   Deferred:
     Federal...................................................  104,000     --
     State.....................................................   41,000  45,000
                                                                -------- -------
                                                                 145,000  45,000
                                                                -------- -------
                                                                $175,000 $45,000
                                                                ======== =======

                           THE ALTHEXIS COMPANY, INC.

              December 31, 2000 and September 30, 2001 (unaudited)


   Income tax expense differed from the statutory income tax provision as follows:

                                                              Years ended
                                                              December 31,
                                                           -------------------
                                                             1999      2000
                                                           --------  ---------
   Statutory provision.................................... $266,983  $ 152,472
   Nondeductible expenses.................................    6,282      4,800
   Research tax credits...................................  (98,265)  (112,272)
                                                           --------  ---------
   Income tax expense..................................... $175,000  $  45,000
                                                           ========  =========

   The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             December 31,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
   Deferred tax assets:
     Tax credits......................................... $  64,341  $ 271,996
     Organization costs..................................        --     12,907
                                                          ---------  ---------
     Total deferred tax assets...........................    64,341    284,903
   Less valuation allowance..............................   (24,118)   (79,399)
                                                          ---------  ---------
   Net deferred tax assets...............................    40,223    205,504
   Deferred tax liabilities:
     Accrual to cash adjustment..........................  (150,087)  (303,564)
     Accelerated depreciation............................   (35,136)   (91,940)
                                                          ---------  ---------
     Total deferred tax liabilities......................  (185,223)  (395,504)
                                                          ---------  ---------
   Net deferred tax liability............................ $(145,000) $(190,000)
                                                          =========  =========

   Deferred tax accounting requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $79,399 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax asset related to state tax credits to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $55,281. At December 31, 2000, the Company has available tax credits of $271,996 which expire in the year 2020.

10. Stockholders' Equity

 Preferred Stock

   Each share of Series A convertible preferred stock is convertible, at the stockholder's option, into common stock at the rate then in effect (one to one at December 31, 2000 and December 31, 1999) at any time after the consolidation or merger of the Company with any other company or the sale of substantially all of the assets of the Company. The preferred shares will automatically convert upon the closing of a public offering of the Company's common stock under the Securities Act of 1933. The holders of Series A convertible preferred stock are entitled to receive, when and if declared by Althexis' Board of Directors, dividends in the same amount per share as would be payable on the number of shares of common stock into which the preferred stock is then convertible, payable in preference and priority to any payment of any cash dividend on common stock. The Series A convertible preferred shares are entitled to that number of votes on any matter submitted to the stockholders of the Company equal to the number of shares of common stock into which they are convertible.

                           THE ALTHEXIS COMPANY, INC.

              December 31, 2000 and September 30, 2001 (unaudited)

Upon the liquidation of the Company, the holder of each share of Series A convertible preferred stock is entitled, before any distribution or payment is made to the holders of common stock, to be paid $3.89 per share plus any declared and unpaid dividends thereon.

 Restricted Stock

   In April 2001, the Company sold 576,065 restricted shares of common stock to certain officers for $0.50 per share. In connection with the sale, the Company agreed to provide to the officers recourse loans totaling $230,427 and bearing interest at 6% per annum. The Company issued the common stock subject to a repurchase option that lapses generally over four years. The loan and related interest are secured by a pledge of the shares issued and will also be forgiven generally over four years so long as the officers remain employed by the Company.

 Shares Reserved for Future Issuance

   At December 31, 2000, the Company has reserved the following shares of common stock for future issuance:

     Stock option plan.................................................. 400,000
     Conversion of preferred stock...................................... 359,885
     Warrants...........................................................   6,567
                                                                         -------
                                                                         766,452
                                                                         =======

11. Stock Option Plan

   The Company's 1999 Stock Option Plan (the "Plan") provides the opportunity for employees, consultants and directors to be granted options to purchase, or receive awards of up to 400,000 shares of the Company's common stock. Options granted under the Plan may be "incentive stock options" or "nonqualified options" under the applicable provisions of the Internal Revenue Code. Incentive stock options are granted only to employees of the Company. Incentive stock options granted to employees who own more than 10% of the total combined voting power of all classes of stock will be granted at 110% of the fair market value of the Company's common stock on the date of the grant. Nonqualified options may be granted to officers, employees, consultants and directors of the Company.

   During 2000 and 1999, the Company granted 90,500 and 136,000 options, respectively, to employees and consultants to purchase shares of the Company's common stock at an exercise price of $0.50 per share. These options vest ratably over four years. At December 31, 2000, 24,000 options had vested. No options were vested as of December 31, 1999. The weighted-average fair value of the options granted during 2000 and 1999 was $0.13 per share. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used to determine the fair value for 2000 and 1999: a risk-free interest rate of 6% for 1999 and 5.83% for 2000; an expected dividend yield of 0%; a volatility factor of 0.7 for 1999 and 0.82 for 2000; and a weighted-average expected life of the options of five years.

   The difference between the pro forma net income (loss) as if the Company had used the fair value method of SFAS 123 to account for the stock options issued under the Plan and the net loss reported in the

                           THE ALTHEXIS COMPANY, INC.

              December 31, 2000 and September 30, 2001 (unaudited)

accompanying statement of operations is immaterial. The effects of applying SFAS 123 are not likely to be representative of the effects on pro forma net income (loss) for future years.

12. Employee Savings Plan

   In 2000, the Company established an employee savings plan, The Althexis Company, Inc. 401(k) Plan. The plan is available to all full-time salaried and non-union hourly employees. The plan is funded with contributions by participants and the Company. The Company did not make any contributions in 2000.

13. Related-Party Transactions

   Mass Ventures LLC ("Mass") is one of the co-founders of the Company. Assuming conversion of all outstanding shares of convertible preferred stock, Mass had a 21.9% ownership interest in the Company at December 31, 2000. During 2000 and 1999, the Company paid Mass $124,369 and $194,293, respectively, for legal, accounting and consulting services.

   Dailey Capital Management LP ("Dailey Capital") President, Michael E. Dailey, is one of the co-founders of the Company. Assuming conversion of all outstanding shares of convertible preferred stock, Mr. Dailey had a 17.9% ownership interest in the Company at December 31, 2000. During 2000, the Company paid Dailey Capital $303,659 for consulting services.

14. Subsequent Event

   On October 24, 2001, the Company completed a merger with a wholly owned subsidiary of Essential Therapeutics, Inc. (formerly Microcide Pharmaceuticals, Inc.), a publicly traded biotechnology company, in which the Company survived and thereby became a wholly owned subsidiary of Essential. All the outstanding shares of the Company's common and preferred stock were exchanged for an aggregate of 5,188,026 shares of Essential common stock.

(b)      Pro Forma Financial Information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined financial statements reflect the accounting for the merger of California MP Acquisition, Inc. a wholly owned subsidiary of Essential, with and into Althexis in accordance with the provisions of the merger agreement. The merger agreement provides that:

  . each outstanding share of preferred and common stock of Althexis was exchanged for 1.1425 shares of Essential common stock;

  . each option to purchase Althexis common stock was assumed by Essential and became an option to purchase a number of shares of Essential common stock equal to the number of shares of Althexis stock that the option was exercisable for immediately prior to the completion of the merger multiplied by an exchange ratio of 1.1425.

   The unaudited pro forma condensed combined financial statements are based upon and should be read in conjunction with the historical financial statements of Essential included in its report on Form 10-K/A for the year ended December 31, 2000 and report on Form 10-Q for the quarter ended September 30, 2001 and the historical financial statements of Althexis, which are included herein.

   The unaudited pro forma condensed combined balance sheet as of September 30, 2001 gives effect to:

  . the merger of California MP Acquisition with and into Althexis and related transactions as if they occurred on September 30, 2001;

  . the exchange of shares described above and in the notes to the unaudited pro forma condensed combined financial statements; and

  . the $60.0 million equity financing that closed concurrently with the merger.

   The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the merger of California MP Acquisition with and into Althexis and related transactions as if they had occurred on January 1, 2000. The unaudited pro forma condensed combined statement of operations does not:

  . purport to represent what the results of operations actually would have been if the merger of California MP Acquisition with and into Althexis and the other transactions described below had occurred as of the date indicated or what those results will be for any future periods; or

  . give effect to certain nonrecurring charges expected to result from the transaction, including a charge of $13.9 million relating to acquired in-process research and development and a deemed dividend charge of $23.8 million, which will materially increase net loss attributable to common stockholders.

   The merger of California MP Acquisition with and into Althexis will be accounted for using the purchase method of accounting, with the total acquisition cost allocated to the tangible and intangible assets and liabilities acquired based upon their estimated fair values. The preliminary purchase price allocation is based on an independent third-party valuation which has not yet been finalized and is therefore subject to change. Upon completion of the purchase price allocation, the amount of purchase price allocated to tangible assets acquired, in-process research and development and liabilities assumed could differ from the amounts and allocations discussed in the notes to the unaudited pro forma condensed combined financial statements. Essential and Althexis are not aware of any significant unrecorded obligations or contingencies that are not included in the accompanying purchase price allocation. However, the final allocation of the purchase price will be made based upon valuations and other studies that have not been completed.

   In addition, Essential and Althexis expect to incur approximately $0.975 million in costs directly attributable to the merger and the financing, which have been included in the determination of the preliminary purchase price.

   Essential expects to incur certain expenses as a result of combining the companies; however, the unaudited pro forma earnings per share data does not reflect any of these anticipated expenses.

                           ESSENTIAL THERAPEUTICS INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            As of September 30, 2001
                                 (in thousands)

                          Essential   Financing  References Essential   Althexis   Pro Forma  References Pro Forma
                          Historical Adjustments   (Note)   Adjusted   Historical Adjustments   (Note)   Combined
                          ---------- ----------- ---------- ---------  ---------- ----------- ---------- ---------
         ASSETS
         ------
Current assets:
 Cash and cash
  equivalents...........   $  7,539   $  60,000     (I)     $ 67,539     $   343                          $ 67,882
 Receivables, prepaid
  expenses and other
  assets................        800                              800         973                             1,773
                           --------   ---------             --------     -------                          --------
 Total current assets...      8,339      60,000               68,339       1,316    $    --                 69,655
Property and equipment,
 net....................      4,409                            4,409       1,360                             5,769
Other assets:
 Deposits and other
  assets................      1,717                            1,717          59                             1,776
 Goodwill and other
  intangibles...........        --                               --          --        6,532       (B)       6,532
                           --------   ---------             --------     -------    --------              --------
 Total assets...........   $ 14,465   $  60,000             $ 74,465     $ 2,735    $  6,532              $ 83,732
                           ========   =========             ========     =======    ========              ========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable.......   $  1,182                         $  1,182     $   649                          $  1,831
 Accrued compensation...      1,218                            1,218         --                              1,218
 Other accrued
  liabilities...........      1,276                            1,276         827    $    975       (C)       3,078
 Current portion of
  notes payable.........        662                              662         268                               930
 Current portion of debt
  obligations...........        --                               --           82                                82
 Deferred revenue.......      2,442                            2,442         167                             2,609
                           --------                         --------     -------    --------              --------
 Total current
  liabilities...........      6,780                            6,780       1,993         975                 9,748
Long-term portion of
 notes payable..........         61                               61         323                               384
Accrued rent............        379                              379                                           379
Convertible redeemable
 preferred stock........              $  60,000     (I)       60,000                                        60,000
Stockholders' equity:
 Preferred stock........        --                               --        1,400      (1,400)      (A)         --
 Common stock...........     68,891                           68,891          42         (42)      (A)      91,706
                                                                                      22,815       (D)
 Additional paid-in
  capital...............        --       23,800     (G)       23,800         520        (520)      (A)      23,800
 Notes receivable from
  officers..............        --                               --         (230)                             (230)
 Deferred stock
  compensation..........       (116)                            (116)        --       (2,709)      (F)      (2,825)
 Accumulated deficit....    (61,530)   (23,800)     (G)      (85,330)     (1,313)      1,313       (A)
                                                                                     (13,900)      (E)     (99,230)
                           --------   ---------             --------     -------    --------              --------
 Total stockholders'
  equity................      7,245         --                 7,245         419       5,557                13,221
                           --------   ---------             --------     -------    --------              --------
 Total liabilities and
  stockholders' equity..   $ 14,465   $  60,000             $ 74,465     $ 2,735    $  6,532              $ 83,732
                           ========   =========             ========     =======    ========              ========

                        ESSENTIAL THERAPEUTICS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 2001
                     (In thousands, except per share data)

                          Essential   Althexis   Pro Forma  References Pro Forma
                          Historical Historical Adjustments   (Note)   Combined
                          ---------- ---------- ----------- ---------- ---------
Total revenues..........   $ 7,438     $ 2,774                         $ 10,212
Operating expenses:
  Research and
   development..........    12,678       3,486                           16,164
  General and
   administrative.......     3,508       1,474      $ 508        (F)      5,490
                           -------     -------      -----              --------
    Total operating
     expenses...........    16,186       4,960        508                21,654
                           -------     -------      -----              --------
Operating loss..........    (8,748)     (2,186)      (508)              (11,442)
Other income (expense):
  Interest income, net..       406         (31)                             375
                           -------     -------      -----              --------
Loss before income
 taxes..................    (8,342)     (2,217)      (508)              (11,067)
Income tax benefit......       --         (190)       190        (H)        --
                           -------     -------      -----              --------
    Net loss............   $(8,342)    $(2,027)     $(698)             $(11,067)
                           =======     =======      =====              ========
Net loss per share--
 basic and diluted......   $ (0.73)    $ (0.55)       --               $  (0.66)
Shares used in computing
 basic and diluted net
 loss per share.........    11,497       3,664        --                 16,685

                        ESSENTIAL THERAPEUTICS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          Year Ended December 31, 2000
                     (In thousands, except per share data)

                         Essential   Althexis   Pro Forma  References Pro Forma
                         Historical Historical Adjustments  (Notes)   Combined
                         ---------- ---------- ----------- ---------- ---------
Total revenues..........  $  5,864    $4,825                          $ 10,689
Operating expenses:
  Research and
   development..........    16,082     3,182                            19,264
  General and
   administrative.......     4,353     1,248      $ 677       (F)        6,278
                          --------    ------      -----               --------
    Total operating
     expenses...........    20,435     4,430        677                 25,542
                          --------    ------      -----               --------
Operating income
 (loss).................   (14,571)      395       (677)               (14,853)
Other income (expense):
  Other income..........     1,110       --         --                   1,110
  Interest income, net..      (251)       53        --                    (198)
                          --------    ------      -----               --------
                               859        53        --                     912
                          --------    ------      -----               --------
Income (loss) before
 income taxes...........   (13,712)      448       (677)               (13,941)
Income tax expense......       --         45        (45)      (H)          --
                          --------    ------      -----               --------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............   (13,712)      403       (632)               (13,941)
Cumulative effect of
 change in accounting
 principle..............      (233)      --         --                    (233)
                          --------    ------      -----               --------
    Net income (loss)...  $(13,945)   $  403      $(632)              $(14,174)
                          ========    ======      =====               ========
Net income (loss) per
 share:
  Basic.................  $  (1.23)   $ 0.11        --                $  (0.86)
  Diluted...............     (1.23)     0.10        --                   (0.86)
Shares used to compute
 net income (loss) per
 share:
  Basic.................    11,320     3,600        --                  16,508
  Diluted...............    11,320     4,122        --                  16,508

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

   Pursuant to the merger agreement, California MP Acquisition, Inc., a wholly owned subsidiary of Essential, merged with and into Althexis. In connection with the merger, Essential issued 1.1425 shares of common stock in exchange for each share of Althexis common and preferred stock outstanding. As of October 24, 2001, there were 4,181,065 Althexis common shares outstanding, 359,885 Althexis preferred shares outstanding, and 317,000 shares issuable upon exercise of outstanding stock options. Based on the exchange ratio, Althexis shareholders received a total of 5,188,026 shares of Essential common stock and holders of Althexis options have the right to receive 362,169 shares of Essential common stock.

   Essential's total cost to acquire Althexis is $23.8 million, which has been calculated using the closing market price of Essential's common stock as of July 27, 2001, including approximately $0.975 million of merger related costs.

   The cost to acquire Althexis has been allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The allocation of the aggregate purchase price is based on management's estimate. A formal valuation analysis for purposes of allocating the fair value of purchased assets and liabilities has not been completed. As such, adjustments to asset values and liabilities in the final allocation may differ significantly from these estimates, which could impact future earnings.

   The purchase cost of Althexis is as follows (in thousands):

     Value of Essential common stock issued........................    $21,634
     Fair value of options assumed.................................      1,181
     Estimated transaction costs and expenses......................        975
                                                                       -------
                                                                       $23,790
                                                                       =======

   The purchase price allocation is as follows (in thousands):

                                                                        Amount
                                                                        -------

     Net tangible assets of Althexis...............................    $   649
     Deferred compensation ........................................      2,709
     Intangible assets acquired:
       In-process research and development.........................     13,900
       Goodwill....................................................      6,532
                                                                       -------
         Total purchase price allocation...........................    $23,790
                                                                       =======

   The fair value assigned to purchased in-process research and development was estimated by discounting, to present value, the cash flows expected to result from each Althexis in-process research and development project once it has reached commercial feasibility. In estimating future cash flows, a charge was applied to the cash flows, reflecting other tangible and intangible assets required for the successful development of the product resulting from each purchased in-process research and development project. The discount rates used reflect the stage of completion each project has achieved up to the date of the merger agreement.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS--(Continued)


   Below is a brief description of the in-process research and development projects, including an estimate of when management believes Essential may realize revenues from the sale of these products in the respective application.

   ACTT (Althexis Calorimetric Target Triage). ACTT is a proprietary technology used to assess the functional activity of proteins that serve as potential drug targets. The technology allows for an accelerated and more efficient assessment and characterization of novel genomic targets, resulting in a more timely approach to discovery of new drugs. Pending completion of improvements to increase throughput and scale, Althexis hopes to provide services to assist other biotechnology firms in drug discovery, on a commercial basis, beginning in late 2002. The future cost of this program is estimated to be approximately $1.0 million. A discount rate of 35% was utilized in discounting these estimated cash flows.

   PLIVA Project. Althexis' current collaboration with PLIVA d.d. has resulted in the selection of a new broad spectrum antibacterial agent. An IND submission is anticipated for early 2002, with product launch expected in 2006-2007, although there can be no assurance that a product will be launched or that the launch will occur within this time period. While PLIVA has certain marketing rights to this product, and is undertaking development in its market territory, Althexis retains development and marketing rights in the Far East. Althexis anticipates it will partner with a new firm for the development and marketing rights in that region.

   The future cost of this program is estimated to be approximately $12 million, a majority of which is anticipated to be reimbursed by the licensing partner. A discount rate of 45% was utilized in discounting these estimated cash flows.

   Narrow Spectrum Antibiotic Project. Althexis has identified a narrow spectrum antibacterial agent that has demonstrated some antimicrobial efficacy in small animal tests. An IND submission is anticipated sometime in 2002, with product launch expected in 2006-2007, although there can be no assurance that a product will be launched or that the launch will occur within this time period. Once the project reaches late clinical stage, it is anticipated a development and marketing partnership will be arranged.

   The future cost of this program is estimated to be approximately $33 million, a majority of which is anticipated to be reimbursed by the licensing partner. A discount rate of 50% was utilized in discounting these estimated cash flows.

   Broad Spectrum Antibiotic Project. A broad spectrum antibiotic targeting an enzyme involved in bacterial protein synthesis is in the compound testing phase. An IND submission is anticipated in 2003, with product launch expected in 2007, although there can be no assurance that a product will be launched or that the launch will occur within this time period. Once the project reaches late clinical stage, it is anticipated a development and marketing partnership will be arranged.

   The future cost of this program is estimated to be approximately $33 million, a majority of which is anticipated to be reimbursed by the licensing partner. A discount rate of 55% was utilized in discounting these estimated cash flows.

   Goodwill represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets. In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or SFAS No. 142, which directed that goodwill and indefinite lived intangible assets will no longer be amortized, but be reviewed at least annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS
No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. Accordingly, the goodwill acquired pursuant to the merger has not been amortized.

                 DESCRIPTION OF PRO FORMA ADJUSTMENTS RECORDED
                       IN PRO FORMA FINANCIAL INFORMATION

(A)  To eliminate Althexis' historical equity accounts.

(B) To reflect the goodwill and intangible assets originating from the transaction.

(C) To reflect the estimated direct transaction costs recorded as part of the purchase price.

(D)  To reflect the issuance of Essential common stock.

(E) To reflect the estimated purchased in-process research and development charge.

(F) To reflect the deferred compensation charges associated with the intrinsic value of unvested options exchanged in the merger and shares held by employees subject to a lapsing right of repurchase and the amortization thereof.

(G) To reflect the deemed dividend relating to the beneficial conversion feature of the convertible redeemable preferred stock.

(H)  To reflect tax benefit of combined losses.

(I) Reflects the receipt of $60.0 million of gross proceeds from the issuance of convertible redeemable preferred stock.

(c)               Exhibits.

Exhibit
-------
Number            Description
------            -----------

2.1 Agreement and Plan of Merger, dated July 27, 2001, by and among Essential Therapeutics, Inc. and The Althexis Company, Inc. (incorporated by reference to Exhibit No. 2.1 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

3.1 Restated Certificate of Incorporation of Essential Therapeutics, Inc. (incorporated by reference to Exhibit No. 3.1 to the Registrant's Registration Statement on Form S-1 (file No. 333-02400), filed May 14,
         1996).

3.2 Certificate of Designations to Essential Therapeutics, Inc.'s Certificate of Incorporation filed with the Secretary of the State of the State of Delaware on October 24, 2001 (incorporated by reference to Exhibit No. 3.2 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

3.3 Amendment to the Company's Certificate of Incorporation filed with the Secretary of the State of the State of Delaware on October 24, 2001 (incorporated by reference to Exhibit No. 3.3 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

10.1 Form of Subscription Agreement, dated as of July 27, 2001, by and between Essential Therapeutics, Inc. and each purchaser of Series B Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit No. 10.1 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

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

10.2 Form of Voting Agreement, dated as of October 24, 2001, by and between Essential Therapeutics, Inc. and each purchaser of Series B Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit No. 10.2 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

23.1 Consent of Ernst & Young LLP, Independent Auditors.

99.1 Press release, dated October 25, 2001 (incorporated by reference to Exhibit No. 99.1 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).


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

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2001             ESSENTIAL THERAPEUTICS, INC.

                                    By: /s/ Paul J. Mellett
                                        ------------------------------
                                        Paul J. Mellett
                                        Chief Financial Officer and Treasurer
                                        (Principal Financial Officer)

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

                                  EXHIBIT INDEX

Exhibit
Number                     Description
------                     -----------

 2.1 Agreement and Plan of Merger, dated July 27, 2001, by and among Essential Therapeutics, Inc. and The Althexis Company, Inc. (incorporated by reference to Exhibit No. 2.1 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

 3.1 Restated Certificate of Incorporation of Essential Therapeutics, Inc. (incorporated by reference to Exhibit No. 3.1 to the Registrant's Registration Statement on Form S-1 (file No. 333-02400), filed May 14,
          1996).

 3.2 Certificate of Designations to Essential Therapeutics, Inc.'s Certificate of Incorporation filed with the Secretary of the State of the State of Delaware on October 24, 2001 (incorporated by reference to Exhibit No. 3.2 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

 3.3 Amendment to the Company's Certificate of Incorporation filed with the Secretary of the State of the State of Delaware on October 24, 2001 (incorporated by reference to Exhibit No. 3.3 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

 10.1 Form of Subscription Agreement, dated as of July 27, 2001, by and between Essential Therapeutics, Inc. and each purchaser of Series B Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit No. 10.1 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

 10.2 Form of Voting Agreement, dated as of October 24, 2001, by and between Essential Therapeutics, Inc. and each purchaser of Series B Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit No. 10.2 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).

 23.1     Consent of Ernst & Young LLP, Independent Auditors.

 99.1 Press release, dated October 25, 2001 (incorporated by reference to Exhibit No. 99.1 to the Registrant's Current Report on Form 8-K filed on November 8, 2001).


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